Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and between AB&T FINANCIAL CORPORATION Gastonia, North Carolina and FEDERAL RESERVE BANK OF RICHMOND Richmond, Virginia	Docket No. 12-031-WA/RB-HC

WHEREAS, AB&T Financial Corporation, Gastonia, North Carolina (“AB&T”), a registered bank holding company, owns and controls Alliance Bank & Trust Company, Gastonia, North Carolina (the “Bank”), a state-chartered nonmember bank;

WHEREAS, it is the common goal of AB&T and the Federal Reserve Bank of Richmond (the “Reserve Bank”) to maintain the financial soundness of AB&T so that AB&T may serve as a source of strength to the Bank;

WHEREAS, AB&T and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on April 24, 2012, the board of directors of AB&T, at a duly constituted meeting, adopted a resolution authorizing and directing Wayne F. Shovelin to enter into this Agreement on behalf of AB&T, and consenting to compliance with each and every provision of this Agreement by AB&T and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, AB&T and the Reserve Bank agree as follows:

Source of Strength

1. The board of directors of AB&T shall take appropriate steps to fully utilize AB&T’s financial and managerial resources, pursuant to section 38A of the FDI Act (12 U.S.C. § 1831o-1) and section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the Federal Deposit Insurance Corporation and the State of North Carolina Commissioner of Banks on February 1, 2012 and any other supervisory action taken by the Bank’s federal or state regulator.

Dividends

2. (a) AB&T shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors.

(b) AB&T shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date. All requests shall contain, at a minimum, current and projected information on AB&T’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment. AB&T must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3. (a) AB&T shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) AB&T shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Affiliate Transactions

4. (a) AB&T shall take all necessary actions to ensure that the Bank complies with sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between the Bank and its affiliates, including but not limited to AB&T and any nonbank subsidiary.

(b) For the purpose of this paragraph, the terms: (i) “transaction” shall include, but not limited to, the transfer, contribution, sale or purchase of any Bank asset, the direct or indirect payment of any AB&T expense or obligation, or the direct or indirect assumption of any AB&T liability, the payment by the Bank of a management or service fee of any nature to AB&T, or any extension of credit by the Bank to AB&T, including overdrafts; and (ii) “extension of credit” shall be defined as set forth in section 215.3 of Regulation O of the Board of Governors (12 C.F.R. 215.3).

(c) AB&T and any nonbank subsidiary shall not cause the Bank to violate any provision of sections 23A and 23B of the Federal Reserve Act or Regulation W of the Board of Governors.

(d) Within 30 days of this Agreement, AB&T shall submit to the Reserve Bank an acceptable written plan to reimburse the Bank for the loan made by the Bank to AB&T, consistent with the Boards’ Policy Statement on Diversion of Bank Income by Parent BHC, dated March 19, 1979 (SR Letter 79-533). The plan shall specify the amount(s) to be paid to the Bank, the method used to calculate the amount of repayment including interest, and a schedule for when the payment(s) will be made.

Compliance with Laws and Regulations

5. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, AB&T shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b) AB&T shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

6. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Communications

7. All communications regarding this Agreement shall be sent to:

(a)	Ms. Joan T. Garton

Vice President

Federal Reserve Bank of Richmond

P.O. Box 27622

Richmond, Virginia 23261-7622

(b)	Mr. Daniel C. Ayscue

President and Chief Executive Officer

AB&T Financial Corporation

P.O. Box 1099

Gastonia, North Carolina 28053

Miscellaneous

8. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to AB&T to comply with any provision of this Agreement.

9. The provisions of this Agreement shall be binding upon AB&T and its institution affiliated parties, in their capacities as such, and their successors and assigns.

10. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

11. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting AB&T, the Bank, any nonbank subsidiary of AB&T, or any of their current or former institution-affiliated parties and their successors and assigns.

12. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 7th day of May, 2012.

AB&T FINANCIAL CORPORATION		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/ Wayne F. Shovelin	By:	/s/ Joan T. Garton
	Wayne F. Shovelin		Joan T. Garton
	Chairman		Vice President